Final Transcript

SYNTROLEUM CORPORATION: 1st Quarter 2012 Earnings Conference

May 3, 2012/11:00 a.m. EDT

SPEAKERS

Karen Power – Senior Vice President and Principal Financial Officer
Gary Roth – President and CEO

PRESENTATION

Moderator
Welcome to the Syntroleum 1st Quarter 2012 Earnings
Conference call. All participants will be in listen-only mode.
After today’s presentation there will be an opportunity to ask questions. Please note, this event is being recorded.

I would now like to turn the conference over to Karen Power, Senior Vice President and Principal Financial Officer.

K.	Power Good morning. Thank you for joining us today. Remarks for today’s call will be presented by Karen Power, Senior Vice President and Principal Financial Officer, who will report the financial results for the quarter ended March 31, 2012, followed by Syntroleum’s President and Chief Executive Officer, Gary Roth.

Before we begin our remarks I would like to remind everyone that during this call we will make certain forward-looking statements as well as use historical information. Words such as believe, estimate, expect, intend, plan, anticipate, could, or should are intended to identify forward-looking statements. Although Syntroleum believes that expectations reflected in these forward-looking statements are reasonable, these statements involve risks and uncertainties. Future results may differ materially from those projected in these forward-looking statements.

You are encouraged to refer to our SEC filings, including our most recent annual report on Form 10-K, for a full disclosure of these risks and uncertainties.

For the quarter ended March 31, 2012 the company reported an operating loss of $786,000 resulting from total revenues of $1.25 million and operating expense of $2.04 million. The total net loss for the quarter ended was $1.9 million. $830,000 of this loss relates to Dynamic Fuels operations for the three months ended December 31, 2011. We do not consolidate Dynamic Fuels. Instead, we report using the equity method of accounting. Income or losses under the equity method are reported below operating income as income or loss in equity of Dynamic Fuels.

Per Generally Accepted Accounting Principals, we do not report gross revenues associated from Dynamic Fuels because the entity is not consolidated. We will only report our share of the total net income or loss.

As reported in our 10-Q, Dynamic Fuels had revenues of $53.6 million; operating expenses, general and administrative expense of $55.3 million; and other expense of $450,000, resulting in a net loss of $2.1 million for the three months ended December 31, 2011, of which we reported 50% in our financials. During this time period, 8.9 million gallons of renewable fuels were sold and 9.2 million gallons were produced.

As of March 31, 2012, Syntroleum’s cash balance was $21.5 million. An additional investment in Dynamic Fuels of $3 million was made in April 2012.

Now I’ll turn the call over to Gary Roth.

G.	Roth Thank you, Karen. For the three months ended March 31, 2012, Dynamic Fuels had a net operating loss of $0.02 per gallon and a positive cash margin of $0.11 per gallon at a run rate of 47% of design capacity. Our Mansfield off-take agreement, which became effective January 1, 2012, allowed us to receive better product pricing.

In the fourth quarter of 201,1 diesel product delivery cost and discounts averaged $0.80 per gallon versus $0.14 per gallon for the first quarter of 2012, resulting in an increase of $0.66 per gallon on average for 2012 diesel sales. These prices specifically exclude approximately 121,000 gallons of military marine grade diesel sales in the quarter ended March 31, 2012.

For the same period, Dynamic Fuels average net back diesel prices was $5.50 per gallon compared to OPIS Gulf Coast SME price of $4.84 per gallon and OPIS full RIN value of $5.64 per gallon. We define full RIN value as U.S. Gulf Coast USLD price plus 1.7 times RIN price.

RIN prices since the beginning of 2012 have averaged $1.45 and are currently at $1.41. Twenty-six percent of our sales went to fleet sales in the first quarter of 2012 compared to zero in 2011. We expect to have fleet sale contracts totaling approximately 1.6 gallons per month by July 1st. All of our diesel product is contracted.

Dynamic Fuels average blended revenue per gallon in the quarter ended March 31, 2012 was $5.23 compared to $4.87 in the quarter ended December 31, 2011. Excluding military and jet fuel sales, the blended average revenue per gallon was $4.81 in the quarter ended March 31, 2012 compared to $4.69 per gallon in the quarter ended December 31, 2011. The quarter ended March 31, 2012 included shipments to the Navy of 163,000 gallons of marine diesel and jet fuel to Port Orchard, Washington. The remaining shipments of 287,000 gallons of jet fuel and marine diesel will be completed in early May. We expect to recognize revenues and collect cash from these remaining shipments in the current quarter.

Our weighted average feedstock price for the three months ended March 31 was $0.51 per pound compared to $0.50 per pound for the three months ended December 31, 2011, or $3.93 per gallon compared to $3.83 per gallon for the same period. Soy oil prices have increased 4.6% compared to Q4 2011 to Q1 2012 compared to Dynamic Fuels increase of 2% inclusive of algae oil feedstock procured as required of the Navy Seal production. The average price of feedstock without algae oil purchased for the military run was $0.48 a pound.

Of the 36.5 million of feedstock purchased for the first three months of 2012, approximately 15% was supplied from Tyson Facilities compared to 45% in the previous quarter.

The plant was taken down for planned maintenance on March 27, 2012. The plant conducted a change-out of the catalyst and guard beds within each of the two hydro-treating reactors. The catalyst in the hydro-isomerization reactor was not changed out.

In addition to the catalyst change-out, 8,000 hour maintenance was performed in the hydrogen compressor, the process train heat exchangers were upgraded, and performance upgrades were made to the solvent recycle pump. Major plant inspections were also performed which revealed no premature wear on major process equipment. We expect the maintenance performed on the mechanical equipment will continue to increase reliability. The plant was restarted on April 16th and produced at approximately design rates after achieving steady state operations.

The procurement and installation of upgraded feed pre-treatment equipment is progressing. One unit has been installed and final tie-ins and commissioning are proceeding. Two additional units have been procured and schedules for delivery in September with installation and commissioning to follow in October.

On March 22nd, Dynamic Fuels hydrogen supplier, Praxair, unilaterally delayed the turnaround by approximately one month from late March until late April. Praxair delayed their turnaround to adequately supply the regional hydrogen market as a result of supply disruptions with hydrogen plants in the region. Because of Praxair’s late notice, it was not possible for Dynamic Fuels to alter its turnaround schedule. At the time Praxair notified Dynamic Fuels of the delay Praxair assured Dynamic Fuels it would have an adequate supply of hydrogen for the Dynamic Fuels restart.
A piping interconnect was installed by Praxair with Air Products permission to provide the alternate hydrogen supply. On April 26th we were notified by Praxair that, (1) Dynamic Fuels would not have hydrogen beginning April 28th, and we took a controlled plant shutdown beginning on April 27th; (2), Praxair had been instructed by air products to remove the newly installed interconnect; and (3), that Dynamic Fuels would not have hydrogen for up to four weeks while Praxair executed its turnaround.
We were informed by Praxair on May 2nd that hydrogen supply would return on May 22nd at 5:00 p.m. We have taken mitigating steps to reduce costs and have no take or pay obligations as a result of this unplanned shutdown.

Given the current pricing disparities between natural gas and liquid hydrocarbons, gas and liquid economics continue to remain robust. As a result, we have been approached by five different prospective GTL developers ranging from independent project developers to Fortune 500 companies and are currently performing screening engineering on three of these projects.

Sinopec continues to operate the SDF, demonstrating Syntroleum FT technology. Later this month we are meeting with Sinopec in China to review the technical results of the SDF. We expect to confirm the reported results provided to us by Sinopec, which we understand have been excellent and are consistent with those observed by Syntroleum when running the Catoosa Demonstration Facility in the United States. Sinopec has been operating the SDF since June of 2010.

Thank you for your attendance today. We will now open the call to questions.

Moderator The first question comes from Shawn Severson of JMP Securities.

S.	Severson Gary, could you talk a little bit about the opportunity, maybe, with the plant being down the extra month, to accelerate any of the pretreatment installation? Is there anything else? Is it going to shorten the timeframe to getting that into production or really, does it change it at all?

G.	Roth It will marginally reduce the cost as we were running full assets to get that unit in place. The unit is set, tie-ins are made, we’re in final tie-ins and commissioning now. Things we can do we take, we can take vacations, reduce training, remove overtime. Those are the things we would do, but there’s not a whole lot we can do to reduce our cost. We do not have any take or pay obligations in the plant and we do not have any deliveries that are guaranteed that could put us into financial difficulties.

S.	Severson When a contract is violated like this, like Praxair and the supply agreement, what’s the usual process? Is there legal recourse for something like this or what’s the typical scenario of how something like this plays out?

G.	Roth Right now our focus is working with Praxair. They’re very good about calling us and telling us the status. We had a call yesterday with them. They’ve told us they found no major issues. They’ve given written notice of being up on the 22nd. We, of course, will reserve our rights, but our focus now is to do everything we can to help them come back up. The legal remedies will sort themselves out later.

S.	Severson On the GTL prospects, can you talk a little bit about – what do you mean by screening engineering? What is that and where does that fit into maybe a timeframe if they work to develop a plan?

G.	Roth Screening engineering typically has a site. We have three people who do have sites. They are in various parts of the United States. In that process we look at what are utilities, what are infrastrutures, what are the general costs in the region, how do we make interconnects, what are the supply and off-take requirements, what are the general product specification of Gulf Coast diesel versus Midwest diesel versus Arctic diesel into the north? From those, people are defining the economics of the projects before going off into feed.

S.	Severson So if somebody were to move ahead with the project, are you still talking years of study for something like this or are we talking six month, three month type timeframes where you could have all the data they would need to make a decision?

G.	Roth Studies usually take one to three months. Engineering would be another year, year-and-a-half once the decision has been made to go forward. One of our studies is essentially done and the client is in its decision process. The others are just beginning.

Moderator	The next question comes from Nick ... of Green Voltage Capital.
Nick
Quick question on the $8 million to be paid to L-Con Constructors.
I just wanted to get a little color. I know $3 million went out on
April 1st, but can you give us a little understanding of
what happened there?

G.	Roth There was a dispute between Dynamic Fuels and L-Con on the EPC contract in the plant. It’s been through its dispute resolution processes. The decision was made by the managements of Tyson and Syntroleum to settle the disputes and there was an allocation of the dispute amount between Tyson and Syntroleum.

Nick It says $3 million out, $8 million total. The entire amount has been paid though?

G.	Roth That’s correct, sir.

Nick One follow-up. You said Tyson raised questions about whether Dynamic Fuels is responsible for certain amounts billed. Can you also give us a little color on that?

G.	Roth These are related to engineering services and also related to startup and commissioning engineering services in the plant.

Nick You said they were not material amounts, correct?

G.	Roth They are for engineering services, essentially man hours billing.

Moderator The next question comes from Robert Wagner.

R.	Wagner I was wondering if you’d comment on the possibility of getting naptha RINS and also, do you have an exact number for the production of April?

G.	Roth On naptha RINS, there are two requirements: part 79 and part 80. Part 79 is EPA for the registration of the fuel. We’ve submitted all the documents, we’ve done the testing required on the engines, we’ve been through one round of review with EPA and supplied supplemental data. If the tracking goes like it did or the diesel 100% registration, we would suspect another six to eight weeks before we get our approval.

The second part is what’s called a part 80, which is the pathway or the methods that you use. The feedstocks and our processes, do they meet the requirements for a RIN? We’ve been through the part 80 and we’re finished. We’re waiting on the part 79 approval now from EPA. We did about 2.1 million into the tank in the month of April.

Moderator The next question comes from Tony Chin of AMC.

T.	Chin I have a question on your cap ex there for the pretreatment. Can you give us a ballpark number that you expect the cost to be?

G.	Roth The total first campaign is around $3.5 million.

T.	Chin Installed. Any other plans or upcoming cap ex?

G.	Roth We always evaluate cap ex. We are evaluating the replacement of the solvent recycle pumps. Compressor looked great in the turnaround. So we don’t see anything associated with that. The balance of the equipment in the plant looked very good during the turnaround.

A couple of things we would look at is if we have excessive flare. We could use that in an internal boiler. There are a couple of what I’ll call economic enhancing improvements, and those are the main things that we’re looking at.

T.	Chin Are there any plans to build a pipeline to take your product out of the plant?

G.	Roth We’ve looked at a couple, three pipelines, but the best margins are direct sales from the plant truck rack to local customers. When we talk about fleet sales, those are the best sales. Right now we see about 1.6 million gallons to those sales a month. We’ve just really gotten started to identify the fleet customers. We have some additional barge and marine customers that look like they could add another two million gallons a month.

That being the case, it’s really not economic to put it in the pipeline. We get better net backs delivering to our fleet customers.

T.	Chin I understand that. Thanks. You’ve had a management change at the plant. I guess Don Duga is no longer with the company. Tim Palculict – is that his name?

G.	Roth Yes. Don chose to seek other opportunities. Tim has taken over the plant management. It’s great experience for a new OP. We’re very happy. Tim’s a great cheerleader for the team down there and he’s working hard to keep improving operations every day.

T.	Chin Can you provide some background as to Tim?

G.	Roth Tim has background with UOP hydroprocessing units. He also worked for Nalco so he has great plant, chemical, hydroprocessing experience. We really welcome him onto the team.

T.	Chin Thanks. The last question here, your non-feedstock operating was, what, $1.32 per gallon this last quarter? Can you break down a little bit of that? What part of that is, say, fixed cost? What would be variable ... scaled up ... plant production?

G.	Roth Our variable is about 40. The balance is fixed. We do about $2.1 million in cash fixed cost a month, about $400,000 in depreciation. Hydrogen runs, it’s our big third party cost. It runs about $0.14 to $0.15 a gallon, and that varies with natural gas price. The rest is general operating expense within the plant.

T.	Chin So about $0.40 is the variable part.

G.	Roth Yes, $0.40 of variable.

Moderator The next question comes from Michael Prouting of 10K Capital.

M.	Prouting A couple of questions. Firstly, on the GTL, do you see any prospect or possibility of an up front cash payment as part of a detail licensing deal or what have you?

G.	Roth It’s common for us to get a payment at execution of licensing.

M.	Prouting I guess my other question is how do you feel about the adequacy of cash levels at the Dynamic Fuels level and at the Syntroleum level? Thanks.

G.	Roth We can go through the cash and of course, these are unaudited, but we have about $5.9 million in cash in Dynamic, we have about $6.8 million of invoices out, we have about $4.3 million in military invoices that will go out in the next week or two, and I have about $1.6 million finished product in the tank. That gives us about $18.6 million.

In addition, essentially both our feedstock tanks are full and we have some incoming rail, so we have about $6 million in paid up inventories.

AP is about $3 million to feedstock outstanding and about $1.5 million generally rope, soap, and dope. That puts us at about $14.1 million in cash payables minus receivables. Inventory is still up and paid for. About $2.1 million in fixed cost, roughly, a month.

So the cash balances look very good. There are always timing issues between the two, but the way we see it right now, there’s plenty of cash in the business. We’re going to have to work the timing as hard as we can, but we’re full up ready for restart, bills are paid, and a pretty good balance in the cash account.

M.	Prouting Do you have a sense of how low could that number go before your joint venture partner, you think, would want to see additional cash at the joint venture?

G.	Roth I’m not quite sure of the question. You know, we typically turn cash pretty quick in the business. Our customer, Mansfield, he’s a two to three day pay, so we typically turn a lot of cash and we don’t need a lot of cash other than feedstock requirements. Right now we’re full on feedstock and paid up, so I just don’t see a cash issue other than the outstanding invoices.

Moderator The next question comes from Chris Kovacs of Robert Baird.

C.	Kovacs I think you said earlier how the costs for your core feedstock compared to that of the algae used for the Navy contract. Then can you also maybe comment on how the processing costs for algae compared to your core processing cost? I think you quoted $1.3 outside of the feedstock.

G.	Roth Kind of a rule of thumb, we’re talking about $2.90 a gallon, $2.80 a gallon for normal customary feedstock. Algae oil is in the $70 per gallon range. It’s experimental and those are the costs. That’s part of this Navy initiative, to see the broad range of feedstocks that we could process.

Processing costs for the algae oil is essentially the same as any other feedstock if not a little bit less.

Moderator	The next question comes from Nick ... of Green Voltage Capital.
Nick	Could you guys give us an estimate as to when you believe that the plant will be running at full capacity, the 75 million?

G.	Roth We have notification that we should have hydrogen back up on May 22nd. It usually takes us about two days to get it heated up and back into the tanks.

Nick You do expect to be running at full capacity from that point on?

G.	Roth Yes, we do.

Moderator This concludes our question and answer session. I would like to turn the conference back over to Karen Power for any closing remarks.

K.	Power Thank you. We want to thank you today for your attendance. As a reminder, our annual meeting is scheduled for June 28th at 2:00 here at our corporate offices. Thank you very much.

Moderator The conference is now concluded. Thank you for attending today’s presentation. You may now disconnect.